Filed pursuant to Rule 433

Preliminary Prospectus dated August 25, 2010

Registration No. 333-157019

VIRGINIA ELECTRIC AND POWER COMPANY

FINAL TERM SHEET

August 25, 2010

2010 Series A 3.45% Senior Notes Due 2022

Issuer:	Virginia Electric and Power Company

Principal Amount:	$300,000,000

Expected Ratings (Moody’s/S&P/Fitch)*:	Baa1 (positive outlook)/A- (stable outlook)/A- (stable outlook)

Trade Date:	August 25, 2010

Settlement Date (T+5)**:	September 1, 2010

Final Maturity Date:	September 1, 2022

Interest Payment Dates:	March 1 and September 1

First Interest Payment Date:	March 1, 2011

Make-Whole Call:	T+15 bps prior to June 1, 2022

Par Call:	On or after June 1, 2022

Treasury Benchmark:	2 5/8% due August 15, 2020

Benchmark Yield:	2.472%

Spread to Benchmark:	+ 100 bps

Reoffer Yield:	3.472%

Coupon:	3.45%

Price to Public:	99.786%

Proceeds to Company Before Expenses:	99.111%

CUSIP/ISIN:	927804FJ8/US927804FJ89

Joint Book-Running Managers:	Banc of America Securities LLC, RBS Securities Inc., Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Banc of America Securities LLC	1-800-294-1322 (toll free)

RBS Securities Inc.	1-866-884-2071 (toll free)

Wells Fargo Securities, LLC	1-800-326-5897 (toll free)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Delivery is expected to be made against payment for the Senior Notes on the Settlement Date, which will be the fifth business day following the date of this final term sheet (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this final term sheet or the next succeeding business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.